EXHIBIT 99.1

M2 Dynamics Inc.

Financial Statements for the

Fiscal year ended January 2, 2015 and the

Nine Months ended October 3, 2014 and October 2, 2015

M2 DYNAMICS INC.

INDEX TO FINANCIAL STATEMENTS

(including data applicable to unaudited periods)

Independent Auditor’s Report

Board of Directors

M2 Dynamics Inc.

Irvine, CA

We have audited the accompanying financial statements of M2 Dynamics Inc., which comprise the balance sheet as of January 2, 2015, and the related statements of income, changes in stockholders’ equity, and cash flows for the year then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of M2 Dynamics Inc. as of January 2, 2015, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Boston, Massachusetts

March 4, 2016

M2 DYNAMICS INC.

BALANCE SHEETS

(In thousands, except share and per share data)

	As of
	January 2, 2015	October 2, 2015
		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$1,123	$646
Accounts receivable, net	1,116	3,184
Prepaid expenses and other current assets	21	23

Total current assets	2,260	3,853

Property and equipment, net	28	23

Total assets	$2,288	$3,876

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$65	$320
Accrued compensation and benefits	407	493
Due to related parties	58	—

Total liabilities	530	813

Commitments and contingencies (Note7)

Stockholders’ equity:
Common stock, $0.01 par value; 2,000 shares authorized, 150 shares issued and outstanding	1	1
Retained earnings	1,757	3,062

Total stockholders’ equity	1,758	3,063

Total liabilities and stockholders’ equity	$2,288	$3,876

See accompanying notes to financial statements.

M2 DYNAMICS INC.

STATEMENTS OF INCOME

(In thousands)

	Fiscal year ended	Nine months ended
	January 2, 2015	October 3, 2014	October 2, 2015
		(unaudited)	(unaudited)
Revenue:
Service revenue	$9,312	$7,104	$9,604
Reimbursable expenses	655	527	636

Total revenue	9,967	7,631	10,240

Cost of revenue:
Project and personnel costs	6,623	5,035	6,344
Reimbursable expenses	655	527	636

Total cost of revenue	7,278	5,562	6,980

Gross profit	2,689	2,069	3,260

Operating expenses:
Selling, general and administrative	2,379	1,742	1,548
Depreciation	18	14	14

Total operating expenses	2,397	1,756	1,562

Operating income	292	313	1,698

Other income	2	1	7

Net income	$294	$314	$1,705

See accompanying notes to financial statements.

M2 DYNAMICS INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except number of shares)

	Common Stock		Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Fiscal year ended January 2, 2015
Balance at January 4, 2014	150	$1	$2,263	$2,264

Net income	—	—	294	294
Distributions to stockholders	—	—	(800)	(800)

Balance at January 2, 2015	150	$1	$1,757	$1,758

Nine months ended October 2, 2015
(unaudited)
Balance at January 3, 2015	150	$1	$1,757	$1,758

Net income	—	—	1,705	1,705
Distributions to stockholders	—	—	(400)	(400)

Balance at October 2, 2015	150	$1	$3,062	$3,063

See accompanying notes to financial statements.

M2 DYNAMICS INC.

STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal year ended	Nine months ended
	January 2, 2015	October 3, 2014	October 2, 2015
		(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$294	$314	$1,705
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	18	14	14
Changes in operating accounts:
Accounts receivable, net	309	(173)	(2,068)
Prepaid expenses and other current assets	41	26	(2)
Accounts payable	32	45	255
Accrued compensation and benefits	(19)	15	86

Net cash provided by (used in) operating activities	675	241	(10)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(19)	(16)	(9)

Net cash used in investing activities	(19)	(16)	(9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to shareholders	(800)	(200)	(400)
Cash paid to related parties	—	—	(58)

Net cash used in financing activities	(800)	(200)	(458)

Net (decrease) increase in cash and cash equivalents	(144)	25	(477)
CASH AND CASH EQUIVALENTS, beginning of year or period	1,267	1,267	1,123

CASH AND CASH EQUIVALENTS, end of year or period	$1,123	$1,292	$646

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for taxes	$46	$36	$33

See accompanying notes to financial statements.

M2 DYNAMICS INC.

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION:

M2 Dynamics Inc. (“M2”, the “Company”, “we”, or “our”) is a privately-held company that specializes in Oracle/Hyperion based implementations and business consulting solutions. The Company primarily focuses on Enterprise Performance Management (“EPM”) and Business Intelligence (“BI”) products. This unique consulting service is provided across a variety of client industries including, but not limited to: media and entertainment, aerospace, high-tech, oil and gas, higher education, and retail. The Company is headquartered in Irvine, CA; however, there are no primary workplace facilities owned or leased by the Company as most employees/consultants work directly on-site at the customers’ offices. M2 primarily serves customers in the Western region of the US, as well as Texas, Oklahoma, Louisiana and Arkansas.

The Company’s core service offerings can be categorized into five main practice areas: (1) budgeting and planning, (2) financial management, consolidation, financial reporting, (3) business intelligence and enterprise data warehousing, (4) infrastructure, integrations and master data, and (5) managed services.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accompanying financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying financial statements and notes.

Basis of Presentation –

The financial statements include the accounts of M2, a single operating entity. The Company operates and reports under a 4-4-5 calendar, in which the fiscal year is divided into 4 quarters, each quarter consisting of 13 weeks. Each quarter is grouped into two 4-week “months” and one 5-week “month.” Under the 4-4-5 calendar, the 2014 fiscal year began on January 4, 2014 and ended on January 2, 2015.

The accompanying unaudited financial statements as of October 3, 2014 and October 2, 2015 and for nine-month periods then ended have been prepared by the Company pursuant to the rules and regulations of the American Institute of Certified Public Accountants regarding interim financial reporting. Certain information normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been omitted pursuant to those rules and regulations, although we believe that the disclosures made are adequate to ensure the information presented is not misleading.

The accompanying unaudited financial statements reflect all adjustments (which were of a normal, recurring nature) that, in the opinion of management, are necessary to present fairly our financial position, results of operations and cash flows as of and for the interim periods presented.

The results of operations for the nine-month periods ended October 3, 2014 and October 2, 2015 are not necessarily indicative of the results to be expected for any future period or the full fiscal year. Our revenue and earnings may fluctuate from quarter-to-quarter based on factors within and outside our control, including variability in demand for information technology professional services, the length of the sales cycle associated with our service offerings, the number, size and scope of our projects and the efficiency with which we utilize our employees and contractors.

The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. All recognizable events identified have been disclosed within these notes to the financial statements.

Use of Estimates –

Our financial statements are prepared in accordance with GAAP. These accounting principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. The primary judgments and estimates in these financial statements include the assessment of collectability of accounts receivable and probability assessment related to certain contingent liabilities. These estimates, judgments and assumptions used in preparing the accompanying financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Although the Company regularly assesses these estimates, judgments and assumptions used in preparing these financial statements, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known.

M2 DYNAMICS INC.

NOTES TO FINANCIAL STATEMENTS

Cash and Cash Equivalents –

Cash and cash equivalent balances consist of deposits into one checking/operating account and one savings account held at a global financial institution. All highly liquid investments with remaining maturities of three months or less at the date of purchase are considered cash equivalents.

Property and Equipment –

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The Company’s property and equipment primarily consists of laptop computers and other office equipment which are depreciated over an estimated useful life of three years.

Impairment of Long-Lived Assets –

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment is generally assessed by a comparison of cash flows expected to be generated by an asset to its carrying value. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.

Revenue Recognition –

Our Company recognizes revenue primarily through the provision of consulting and customer support services.

We recognize revenue by providing consulting services under written service contracts with our customers. The service contracts we enter into generally fall into the following categories: time and materials and fixed-price arrangements.

We consider amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable and collectability is reasonably assured. We progress bill our clients upon delivery and customer acceptance of our services. Our standard payment terms are 30 days from invoice date. Out-of-pocket reimbursable expenses charged to customers are reflected as revenue with the corresponding costs recorded as costs of revenue.

The revenue under time and materials contracts is recognized as services are rendered and performed at contractually agreed upon rates. Revenue pursuant to fixed-price contracts is recognized under the proportional performance method of accounting. We routinely evaluate whether revenue and profitability should be recognized in the current period. We estimate the proportional performance on our fixed-price contracts utilizing hours incurred to date as a percentage of total estimated hours to complete the project. This method is used because reasonably dependable estimates of costs and revenue earned can be made, based on historical experience. If we do not have a sufficient basis to measure progress toward completion, revenue is recognized upon completion of performance.

Estimates of total project costs are continuously monitored during the term of an engagement. There are situations where the number of hours to complete projects may exceed our original estimate, as a result of an increase in project scope, unforeseen events that arise, or the inability of the client or the delivery team to fulfill their responsibilities. Accordingly, recorded revenues and costs are subject to revision throughout the life of a project based on current information and historical trends. Such revisions may result in increases or decreases to revenue and income and are reflected in the financial statements in the periods in which they are first identified.

If our initial estimates of the resources required or the scope of work to be performed on a contract are inaccurate, or we do not manage the project properly within the planned time period, a provision for estimated losses on incomplete projects is made. Any known or probable losses on projects are charged to operations in the period in which such losses are determined. Management reviews the estimated total direct costs on each contract to determine if the estimated amounts are accurate, and estimates are adjusted as needed in the period identified. No losses were recognized on contracts during the year ended January 2, 2015 or the nine-month periods ended October 3, 2014 and October 2, 2015.

M2 DYNAMICS INC.

NOTES TO FINANCIAL STATEMENTS

Allowance for Doubtful Accounts –

The Company maintains an allowance for doubtful accounts related to its accounts receivable that have been deemed to have a high risk of uncollectability. Management reviews its accounts receivable balances on a monthly basis to determine if any receivables are potentially uncollectible. Management will, as necessary, reserve for specifically identified accounts receivable balance where it believes full collection is at risk.

Cost of Services –

Our cost of services is composed primarily of project personnel costs, including direct salaries, payroll taxes, employee benefits, and contractor costs. These costs represent the most significant expense we incur in providing our services.

Provision for Taxes –

The Company is incorporated in the state of California and files taxes with the federal government of the United States of America as a Subchapter S corporation. Therefore, on a federal basis, all earnings pass through to the owners of the Company and are included on the individual tax returns of the stockholders. Certain states tax S corporations at the entity level, which results in a provision for corporate taxes in the accompanying financial statements. To date, any such taxes have not been material.

Concentrations of Credit Risk –

Financial instruments that potentially subject the Company to significant concentration of market or credit risk consist principally of cash equivalent instruments and accounts receivable. Trade receivables potentially subject the Company to credit risk. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history and generally does not require collateral.

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. We have never experienced any losses related to these balances.

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total service revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

*Not > 10%	As of/Fiscal year ended			As of/Nine months ended		As of/Nine months ended
	January 2, 2015			October 3, 2014		October 2, 2015
				(unaudited)		(unaudited)
	AR	Revenue		Revenue		AR	Revenue
Customer 1	24%	43%		45%		21%	28%
Customer 2	*		*		*	18%	*
Customer 3	15%		*		*	12%	16%
Customer 4	11%		*		*	*	*

M2 DYNAMICS INC.

NOTES TO FINANCIAL STATEMENTS

3.	ACCOUNTS RECEIVABLE:

Included in accounts receivable are unbilled amounts totaling approximately $71 thousand at January 2, 2015 and $481 thousand at October 2, 2015, which relate to services performed during the year or period and billed in the subsequent period. The Company recorded a loss of $29 thousand in the fiscal year ended January 2, 2015 and $24 thousand in the nine-month period ended October 2, 2015 related to a specific customer receivable that was deemed to be uncollectible.

The following are the changes in the allowance for doubtful accounts:

	Fiscal year ended	Nine months ended
	January 2, 2015	October 2, 2015
		(unaudited)
	(In thousands)

Balance at beginning of period or year	$—	$29
Provisions for doubtful accounts	29	24

Balance at end of period or year	$29	$53

4.	PROPERTY AND EQUIPMENT:

Components of property and equipment consisted of the following:

	As of
	January 2, 2015	October 2, 2015
		(unaudited)
	(In thousands)

Office equipment	$100	$109
Other	—	—

	100	109
Less accumulated depreciation	(72)	(86)

Property and equipment, net	$28	$23

Depreciation expense related to property and equipment for the fiscal year ended January 2, 2015 totaled approximately $18 thousand, while depreciation expense for the nine-month periods ended October 3, 2014 and October 2, 2015 totaled approximately $14 thousand in each period.

5.	EMPLOYEE BENEFIT PLANS:

The Company offers a 401(k) retirement plan to all employees. Employees must be 21 and are eligible after three months of employment. The Company matches 100% of the first 3% of compensation deferred, and this match is paid at the end of each month to Mass Mutual (retirement plan investment manager). The Company currently tracks payables for retirement contributions in a separate account included within other current liabilities on the balance sheet. Contributions by the Company to the plan were approximately $150 thousand in the fiscal year ended January 2, 2015 and $127 thousand and $145 thousand for the nine-month periods ended October 3, 2014 and October 2, 2015, respectively.

M2 DYNAMICS INC.

NOTES TO FINANCIAL STATEMENTS

6.	CAPITAL STOCK:

The Company was incorporated in August 2006, with authorization to issue two thousand shares of common stock at a one cent ($0.01) par value per share. The Company is privately-held by three stockholders, with ownership split between them at 40%, 40%, and 20% of total shares.

7.	COMMITMENTS AND CONTINGENCIES:

The Company periodically reviews for any claims or legal actions arising in the ordinary course of business. As of the date of these financial statements, management is not aware of any pending or threatened litigation against the Company.

Contingent Bonus Arrangement

On July 30, 2012, the Company entered into an employment contract with one of the Company’s business development directors. Under the agreement, the Company is obligated to make a bonus payment in the amount of $200 thousand to the stated employee upon the achievement of certain individual performance metrics, the payment of which is contingent upon the sale of the Company. The Company determined that as of October 2, 2015 and as of each of the other balance sheet dates presented in these financial statements, the sale of the Company was not probable and as a result a contingent bonus liability was not recognized in these financial statements. The $200 thousand bonus arrangement was paid in full in December 2015.

8.	LINE OF CREDIT:

The Company holds a credit agreement (the “Agreement”) with Wells Fargo Bank. The Agreement includes a line of credit that has a maximum availability of $50 thousand. Amounts outstanding under the line of credit bear interest at a rate of 9% per annum. No amounts have been borrowed by the Company against the line of credit.

9.	RELATED PARTY TRANSACTIONS:

As of January 2, 2015, the Company had $58 thousand of loans outstanding payable to two of the stockholders of the Company. The loans were repaid in the nine month period ended October 2, 2015. No interest was incurred on these advances.

10.	SUBSEQUENT EVENTS:

Sale of Company to Edgewater Technology, Inc.

In December, 2015, substantially all of the assets of M2 Dynamics were sold to Edgewater Technology, Inc. (NASDAQ: EDGW) for approximately $16.1 million in cash. The M2 business will become part of Edgewater Ranzal, a full-service Oracle Platinum Consulting Partner and division of Edgewater Technology, in providing clients with IT consultancy services specializing in Business Analytics and encompassing EPM, BI and Big Data solutions.

The purchase price is subject to a net working capital adjustment and additional contingent consideration of up to approximately $6.6 million, based on the operating results over a one-year period immediately following closing. Contingent consideration earned, if any, would be payable in cash.

The Company evaluated all events or transactions that occurred after January 2, 2015 through March 4, 2016, the date these financial statements were available to be issued.